EXHIBIT 10.4

                               September 30, 2002


Mr. Alexander Lee
c/o Oxo International Division
World Kitchen (GHC), Inc.

New York, New York

Dear Alex:

Reference is made to that certain Employment Agreement, by and between Alexander Lee ("Executive") and WKI Holding Company, Inc. (f/k/a CCPC Holding Company, Inc.) (the "Company"), dated October 14, 1999 (the "Agreement"). This agreement (the "Modification Agreement") amends the Agreement upon the terms and conditions set forth herein.

Executive acknowledges and agrees that the Company and its wholly-owned U.S. subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. Sec.Sec. 101-1330 (the "Bankruptcy Code"), on May 31, 2002 (the "Petition Date"). These cases, which are being jointly administered, are captioned In re World Kitchen, Inc.,et al., Case No. 02-B21257 (the
              --------------------------------
"Cases"), and are pending before the Honorable Jack B. Schmetterer in the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court"). This Modification Agreement does not constitute an assumption of the Agreement pursuant to section 365 of the Bankruptcy Code. The Company expressly reserves any right it may have to assume, assume and assign or reject the Agreement, pursuant to section 365 of the Bankruptcy Code. The Executive reserves his right to object to any characterization of the Agreement for purposes of section 365 of the Bankruptcy Code.

Section 1(a) of the Agreement is hereby amended by inserting, in the penultimate sentence thereof, immediately following "prior to such next Extension Date" and immediately preceding the period, the following words:

     provided, however, that, in respect of the first Extension Date of January
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     1, 2003, the Executive and the Company each reserve the right to give the written notice contemplated by this sentence at the later of (i) 90 days before such Extension Date and (ii) within sixty (60) days following the Company's delivery to the Executive of a comprehensive plan relating to his continued employment with the Company and the last date of such 60-day period shall constitute an "Extension Date" within the meaning of this
     Section 1(a) but, for the avoidance of doubt, shall not affect the timing of future Extension Dates.

For the avoidance of doubt, the Company and the Executive agree that this Modification Agreement is made in the ordinary course of business, and the Company agrees that it will defend its right to enter into this Modification Agreement. Except as modified herein, the Agreement remains in full force and effect on the terms and conditions set forth therein.


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If you agree with the terms and conditions of this Modification Agreement, please sign where indicated below, and return one original to the Company.

                                          Sincerely,

                                          WKI Holding Company, Inc.


                                          By: __________________________________

Agreed to:


/s/ Alexander Lee
Alexander Lee


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